Exhibit 99.1

LONE STAR TECHNOLOGIES, INC.	NEWS RELEASE

	CONTACT:	CHARLES J. KESZLER
(972) 770-6495
Fax: (972) 770-6411

LONE STAR TECHNOLOGIES REPORTS FOURTH QUARTER AND

RECORD FISCAL 2005 EARNINGS

DALLAS, January 23, 2006 — Lone Star Technologies, Inc. (NYSE: LSS) (“Lone Star”) today reported quarterly net income of $70.9 million, or $2.28 per diluted share, for the fourth quarter of 2005. For the year ended December 31, 2005, the company’s net income was a record $223.6 million, or $7.34 per diluted share.  These results represent a significant increase over Lone Star’s fourth quarter 2004 net income of $34.0 million, or $1.15 per diluted share, and full year 2004 net income of $101.0 million, or $3.46 per diluted share.  Fourth quarter and full year 2005 net income included income tax benefit of $10.8 million and $3.4 million, respectively.  Tax expense was reduced for anticipated utilization of remaining tax net operating loss carryforwards.  After recording such benefits in 2005, Lone Star anticipates the 2006 income tax rate will be approximately 38%.

Total revenues were $337.5 million in the fourth quarter of 2005, up 4% from the third quarter of 2005. Oilfield revenues in the fourth quarter decreased 1% from the third quarter to $263.1 million on 3% higher average selling prices combined with a 4% decrease in shipment volumes.  As anticipated, shipment volumes in the fourth quarter were lower due to reduced demand for OCTG in the Gulf of Mexico in the aftermath of the hurricanes.  For the year ended December 31, 2005, total revenues were up 33% to $1,285.1 million on a 45% increase in oilfield revenues to $1,009.8 million.  Overall, demand for OCTG in 2005 rose, fueled by the 16% increase in the average active rig count.

Fourth quarter 2005 specialty tubing revenues increased by 20% from the third quarter of 2005 to $44.8 million on 7% increased shipment volumes and 12% higher average selling prices.  The increase in average selling prices and shipment volumes resulted from delivery of a large heat recovery economizer project, which increased heat recovery tubular related revenues to 33% of total specialty tubing revenues during the quarter. Revenues from flat rolled steel and other products were up 48% to $29.6 million on 45% higher shipment volumes and 2% higher average selling prices compared to the third quarter of 2005.  For the full year, revenues from specialty tubing products rose 4% to $181.5 million and revenues from flat rolled steel and other products were down 3% to $93.8 million.  Changes in 2005 revenues for both business segments were driven primarily by higher average selling prices, which were partially offset by lower shipment volumes.

Lone Star’s balance of cash and investments at the end of the fourth quarter of 2005 was $255.7 million. In addition, Lone Star’s $125 million revolving credit facility remains available. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $69.0 million in the fourth quarter of 2005 and $258.4 million for the 2005 year. A reconciliation of EBITDA to cash flows from operating activities is provided in the last table of this press release. EBITDA is a non-GAAP liquidity measure commonly used by oilfield service and supply companies.

Rhys J. Best, Lone Star’s Chairman and Chief Executive Officer, stated, “Despite the anticipated decline in drilling activity in the Gulf of Mexico that occurred in the fourth quarter, our strong results reflect the fact that overall demand for our premium oilfield products remained robust.  We expect a further gradual pick-up in OCTG and line pipe demand from year-end 2005 levels as additional drilling projects, particularly in deeper unconventional natural gas basins, are initiated.  Lone Star’s proven ability to meet our customers’ growing need for the high-strength OCTG that these mission critical projects require positions us to continue to benefit from this trend in 2006.”

Lone Star Technologies, Inc.’s principal operating subsidiaries manufacture, market and provide custom services related to oilfield casing, tubing, couplings, and line pipe, specialty tubing products used in a variety of applications, and flat rolled steel and other tubular products.

This release contains forward-looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward-looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

LONE STAR TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; $ and shares in millions, except per share data)

	For the Quarter Ended December 31,		For the Twelve Months Ended December 31,
	2005	2004	2005	2004
Net revenues	$337.5	$268.6	$1,285.1	$966.8
Cost of goods sold	(261.1)	(219.1)	(1,012.8)	(804.8)
Gross profit	76.4	49.5	272.3	162.0
Selling, general and administrative expenses	(14.4)	(11.1)	(50.5)	(44.6)
Operating income	62.0	38.4	221.8	117.4
Interest income	2.3	0.6	5.8	1.8
Interest expense	(4.2)	(4.0)	(16.1)	(16.8)
Other income, net	—	0.6	8.7	2.0
Income before income tax	60.1	35.6	220.2	104.4
Income tax benefit (expense)	10.8	(1.6)	3.4	(3.4)
Net income	$70.9	$34.0	$223.6	$101.0
Depreciation & Amortization	$7.0	7.1	$27.9	27.8
Cash flows from operating activities	72.2	13.2	148.3	61.7
EBITDA	69.0	46.1	258.4	147.2
Per common share - basic:
Net income available to common shareholders	$2.32	$1.17	$7.44	$3.51
Per common share - diluted:
Net income available to common shareholders	$2.28	$1.15	$7.34	$3.46
Weighted average shares outstanding
Basic	30.6	29.0	30.0	28.7
Diluted	31.0	29.6	30.5	29.2

	($ in millions)
	For Quarter Ended December 31,				For the Twelve Months Ended December 31,
	2005		2004		2005		2004
Revenues by Segment	$	%	$	%	$	%	$	%
Oilfield Products	263.1	78	198.1	74	1,009.8	79	695.4	72
Specialty tubing products	44.8	13	46.8	17	181.5	14	175.1	18
Flat rolled steel and other products	29.6	9	23.7	9	93.8	7	96.3	10
Consolidated net revenues	337.5	100	268.6	100	1,285.1	100	966.8	100

	(in tons)
	For Quarter Ended December 31,				For the Twelve Months Ended December 31,
Shipments by Segment	2005	%	2004	%	2005	%	2004	%
Oilfield Products	165,600	68	148,800	70	665,100	72	592,900	67
Specialty tubing products	23,000	10	28,300	13	99,800	11	118,400	14
Flat rolled steel and other products	53,800	22	35,600	17	160,900	17	171,100	19
Total shipments	242,400	100	212,700	100	925,800	100	882,400	100

	Reconciliation of EBITDA to Cash Flows from Operations:
	For the Quarter Ended December 31,		For the Twelve Months Ended December 31,
	2005	2004	2005	2004
Cash flows from operating activities	$72.2	$13.2	$148.3	$61.7
Non-cash charge for stock compensation	(1.2)	(0.5)	(3.5)	(1.6)
Gain (loss) on sale of property	—	—	0.1	(0.1)
Changes in working capital	1.6	24.6	101.6	63.0
Other balance sheet changes	5.3	3.8	5.0	5.8
Interest expense, net	1.9	3.4	10.3	15.0
Income tax expense (benefit)	(10.8)	1.6	(3.4)	3.4
EBITDA	$69.0	$46.1	$258.4	$147.2